For additional information, contact:
Tracie Youngblood
EVP & Chief Financial Officer
(229) 426-6000 (Ext 6003)

COLONY BANKCORP REPORTS THIRD QUARTER 2020 RESULTS

COMPANY DECLARES QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE

FITZGERALD, GA. (October 15, 2020) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today reported financial results for the third quarter of 2020.

Third Quarter 2020 Financial Highlights:

•Net income of $3.1 million, or $0.33 per diluted share
•Operating net income of $3.7 million, or $0.39 adjusted earnings per diluted share (see Non-GAAP reconciliation)
•Total assets of $1.8 billion
•Total loans, including loans held for sale, of $1.2 billion
•$1.1 million provision for loan losses

The Company also announced that on October 15, 2020, the Board of Directors declared a quarterly cash dividend of $0.10 per share, to be paid on its common stock on November 13, 2020, to shareholders of record as of the close of business on October 30, 2020.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, “In this quarter of continued significant economic disruption due to the global pandemic, we delivered strong results, while prudently managing risk, as we continued to work diligently to support our customers, communities and employees. Our diluted earnings per share increased 21% over the same period last year and a strong 42% over the sequential quarter. Our results reflect the continued benefit of diversifying our business model, with income before income taxes increasing 28% over the prior-year period and 42% over the sequential quarter. Exceptional growth in mortgage banking income as well as revenue contribution from our Small Business Specialty Lending Division give all of us at Colony confidence in the future of our business. Additionally, our loan deferral balances related to the pandemic decreased 89% from $113.4 million in the second quarter 2020 to $12.6 million at the end of the third quarter, with the hotel sector representing $7.6 million.

“Growth in net interest income before provision for loan losses for the quarter of 9% year over year was offset by acquisition-related expenses related to core deposit intangible amortization, as well as the write-down of the Thomaston branch, the sale of which will close at the end of the fourth quarter. Despite strong growth in our interest earnings assets, our net interest margin decreased 28 basis points to 3.34% compared with the year-earlier period due to the addition of lower yielding PPP loans offset by a decrease in our borrowing costs during the quarter and lower interest on the level of deposits on our balance sheets. For the nine months ending September 30, 2020, our net interest margin was flat compared to the same period last year.

“Noninterest income saw strong growth, increasing 88% in the third quarter 2020 over the same period last year as a result of our continued strategic efforts to diversify our revenue streams. Mortgage fee income increased to $2.6 million in the current quarter compared to $1.3 million in the third quarter of 2019 due to the increasing number of our customers refinancing in the lower interest rate environment. Mortgage fee income now represents 35% of total noninterest income. We also saw increases in interchange fees as well as gains on sales of SBA loans and other securities. This increase in noninterest income was partially offset by increases in noninterest expense, such as increases in salaries and employee benefits due to the additional headcount, increases in occupancy, equipment, information technology expenses, and an FHLB prepayment penalty.

“Despite our strong asset quality, we recorded a higher provision for loan and losses in the third quarter of 2020 of $1.1 million, a substantial increase from $214,000 in the third quarter of 2019 due to increases in our loan portfolio and the current challenging economic operating environment. Our allowance for loan losses now represents 1.00% of total loans outstanding, an increase from 0.69% in the year-earlier quarter and 0.92% on a sequential-quarter basis. Total nonperforming assets in the third quarter of 2020 is 0.68% of total assets, compared to 0.70% in the year-earlier quarter and 0.75% on a sequential-quarter basis.

“As a final thought, I would like to express my sincere appreciation to every Colony team member for their efforts and contributions in serving our customers during this crisis. While some of our competitors are retrenching, due to our strategic efforts to diversify our business lines, we are adding talented bankers and loan officers in our growing markets. Our expenditures in technological enhancements to stay connected to our customers and our efforts to protect our credit metrics allow us to continue to drive our business forward. As the largest community bank outside of Atlanta, I am excited for our future and believe we will continue to grow our market share in Georgia while staying true to our heritage as a community bank,” concluded Fountain.

Balance Sheet

•Total assets were $1.8 billion at September 30, 2020, an increase of $244.1 million, or 16%, from $1.5 billion at December 31, 2019.
•Increased loan production associated with the funding of approximately 1,700 PPP loans, which also generated much higher balances in our interest-bearing deposits with other banks as of September 30, 2020.
•Total loans, including loans held for sale, were $1.16 billion, an increase of $178.6 million, or 18%, from $978.9 million at December 31, 2019.
•Growth in loans was primarily a result of PPP loan production during the second quarter 2020, which totaled $137.8 million in gross PPP loans at September 30, 2020.
•Total deposits were $1.42 billion, an increase of $122.7 million, or 9%, compared to total deposits of $1.29 billion at December 31, 2019.
•Noninterest-bearing deposits increased $91.5 million, or 39%, compared to December 31, 2019, and is attributable to PPP-related deposits.
•Colony’s participation in the PPP loan program resulted in an increase in borrowings, specifically through the Payroll Protection Program Liquidity Facility (“PPPLF”), which totaled $134.5 million at September 30, 2020.

Capital

•Colony continues to maintain a strong capital position, with ratios that exceed regulatory minimums required to be classified as “well-capitalized.”
• Preliminary tier one leverage ratio, tier one capital ratio, total risk-based capital ratio and common equity tier one capital ratio were 9.36%, 14.29%, 15.29% and 12.16%, respectively.

Third Quarter Results of Operations

•Net interest income before provision for loan losses increased $1.2 million on a sequential-quarter comparison.
•Net interest margin was down seven basis points on a sequential-quarter basis and 28 basis points compared with the year-earlier quarter due to lower yielding PPP loans combined with an increase in lower yielding highly liquid assets.
•Increase in noninterest income of $2.7 million, or 56%, on a sequential-quarter comparison, primarily due to mortgage loan productions from the refinancing in the lower interest rate environment and gain on sale of securities and Small Business Lending (“SBA”) loans.
•Increase in noninterest expenses of $2.9 million, or 22%, on a sequential-quarter comparison, driven by the write down of the Thomaston branch pending the sale later this year, FHLB prepayment penalties and salaries and compensation expense.

Asset Quality

•Nonperforming assets totaled $11.8 million and $10.4 million at September 30, 2020 and 2019, respectively.
•OREO and repossessed assets totaled $1.9 million at September 30, 2020, an increase of $1.1 million, or 140.8%, compared to the same quarter in 2019.
•Net loan charge-offs were $375,000, or 0.13% of average loans, compared to $317,000 in the third quarter of 2019.
•The loan loss reserve was $11.0 million, or 1.00% of total loans, on September 30, 2020, compared with $6.6 million, or 0.69% of total loans, at September 30, 2019

While nonperforming assets have increased year over year primarily as a result of increased traditional loan production, asset quality remains strong with overall improvement as of the third quarter of 2020 compared to previous quarter and year-over-year comparisons. The increase in the provision for loan losses was directly impacted by the current economic disruptions resulting from the COVID-19 pandemic crisis.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 33 locations throughout Georgia. The Homebuilder Finance Division helps the local construction industry with building and construction loans, and the Small Business Specialty Lending Division assists small businesses with government guaranteed loans. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to: (i) projections and/or expectations of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding growth strategy, capital management, liquidity and funding, and future profitability; (v) statements regarding the potential effects of the COVID-19 pandemic on the Company’s business and financial results and conditions; and (vi) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic; the Company’s ability to implement its various strategic and growth initiatives; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; interest rate risk; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic; the failure to close the sale of the Thomaston branch and risks that the anticipated benefits from the sale of the Thomaston branch and the transactions with LBC Bancshares, Inc. and PFB Mortgage are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events. These and other factors, risks and uncertainties could cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The measures entitled operating net income; adjusted earnings per diluted share; tangible book value per common share and operating efficiency ratio are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are net income, diluted earnings per share, book value per common share and efficiency ratio, respectively.

Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently.

These disclosures should not be considered an alternative to GAAP. The computations of operating net income; adjusted earnings per diluted share; tangible book value per common share and operating efficiency ratio and the reconciliation of these measures to noninterest expense, net income, diluted earnings per share, book value per common share efficiency ratio are set forth in the table below.

Colony Bankcorp, Inc.
Reconciliation of Non-GAAP Measures

	2020			2019
(dollars in thousands, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Operating net income reconciliation
Net income (GAAP)	$3,099	$2,214	$1,603	$2,756	$2,518
Acquisition-related expenses	207	220	287	335	861
Thomaston building write down	582	—	—	—	—
Income tax benefit	(166)	(46)	(60)	(70)	(181)
Operating net income	$3,722	$2,388	$1,830	$3,021	$3,198
Weighted average diluted shares	9,498,783	9,498,783	9,498,783	9,494,859	9,494,771
Adjusted earnings per diluted share	$0.39	$0.25	$0.19	$0.32	$0.34

Tangible book value per common share reconciliation
Book value per common share (GAAP)	$14.78	$14.59	$14.35	$13.74	$13.65
Effect of goodwill and other intangibles	(1.96)	(1.96)	(2.06)	(2.06)	(2.04)
Tangible book value per common share	$12.82	$12.63	$12.29	$11.68	$11.61

Operating efficiency ratio calculation
Efficiency ratio (GAAP)	76.22%	72.75%	77.32%	77.24%	79.94%
Acquisition-related expenses	(0.97)	(1.20)	(1.68)	(1.92)	(5.26)
Thomaston building write down	(2.72)%	—%	—%	—%	—%
Operating efficiency ratio	72.53%	71.55%	75.64%	75.32%	74.68%

Colony Bankcorp, Inc.
Selected Financial Information

	2020			2019
(dollars in thousands, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
EARNINGS SUMMARY
Net interest income	$13,848	$13,541	$12,705	$12,992	$12,656
Provision for loan losses	1,106	2,200	1,956	581	214
Non-interest income	7,554	4,843	4,432	4,412	4,030
Non-interest expense	16,313	13,375	13,250	13,496	13,358
Income taxes	884	595	328	571	597
Net income	3,099	2,214	1,603	2,756	2,517
PERFORMANCE MEASURES
Per common share:
Common shares outstanding	9,498,783	9,498,783	9,498,783	9,498,783	9,498,783
Weighted average basic shares	9,498,783	9,498,783	9,498,783	9,494,859	9,494,771
Weighted average diluted shares	9,498,783	9,498,783	9,498,783	9,494,859	9,494,771
Earnings per basic share	$0.33	$0.23	$0.17	$0.29	$0.27
Earnings per diluted share	0.33	0.23	0.17	0.29	0.27
Adjusted earnings per diluted share	0.39	0.25	0.19	0.32	0.34
Cash dividends declared per share	0.10	0.10	0.10	0.075	0.075
Common book value per share	14.78	14.59	14.35	13.74	13.65
Tangible common book value per share	12.82	12.63	12.29	11.68	11.61

Performance ratios:
Net interest margin (a)	3.34%	3.41%	3.63%	3.72%	3.62%
Return on average assets	0.70	0.52	0.42	0.73	0.67
Return on average total equity	8.80	6.47	4.79	8.47	7.86
Efficiency ratio	76.22	72.75	77.32	77.24	79.94
Operating efficiency ratio (b)	72.53	71.55	75.64	75.32	74.68

ASSET QUALITY
Nonperforming loans (NPLs)	$9,926	$11,459	$10,130	$9,179	$9,572
Other real estate owned	1,875	1,769	847	1,320	775
Repossessed assets	11	17	19	13	8
Total nonperforming assets (NPAs)	11,812	13,245	10,996	10,512	10,355
Classified loans	21,388	20,619	23,093	21,084	20,103
Criticized loans	72,076	52,200	46,600	51,182	42,765
Net loan charge-offs	375	295	435	317	403
Allowance for loan losses to total loans	1.00%	0.92%	0.85%	0.71%	0.69%
Allowance for loan losses to total NPLs	111.02	89.79	64.81	74.77	68.95
Allowance for loan losses to total NPAs	93.29	77.68	60.83	65.29	63.73
Net charge-offs to average loans	0.13	0.12	0.18	0.13	0.17
NPLs to total loans	0.90	1.03	1.13	0.95	1.00
NPAs to total assets	0.67	0.75	0.91	0.69	0.70
NPAs to total loans and other real estate owned	1.07	1.19	1.39	1.08	1.08

AVERAGE BALANCES
Total assets	$1,766,717	$1,702,902	$1,516,191	$1,503,521	$1,492,852
Loans, net	1,130,231	1,016,787	974,614	961,756	942,356
Deposits	1,417,724	1,384,739	1,293,784	1,278,987	1,272,561
Total stockholders’ equity	139,721	137,213	134,304	130,217	128,172
(a) Computed using fully taxable-equivalent net income.
(b) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP

Colony Bankcorp, Inc.
Average Balance Sheet and Net Interest Analysis
(dollars in thousands)
	Three Months Ended September 30,
	2020			2019
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [1]	$1,140,487	$13,809	4.80%	$956,150	$13,699	5.68%
Investment securities, taxable	339,094	1,644	1.92%	391,117	2,328	2.36%
Investment securities, tax-exempt [2]	26,916	130	1.92%	1,615	13	3.11%
Deposits in banks and short term investments	151,508	52	0.14%	43,951	206	1.86%
Total interest-earning assets	1,658,005	15,635	3.74%	1,392,833	16,246	4.63%
Noninterest-earning assets	108,712			99,613
Total assets	$1,766,717			$1,492,446
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$793,831	$324	0.16%	$672,633	$1,260	0.74%
Other time	295,559	820	1.10%	379,873	1,555	1.62%
Total interest-bearing deposits	1,089,390	1,144	0.42%	1,052,506	2,815	1.06%
Federal Home Loan Bank advances	28,587	159	2.20%	48,565	269	2.20%
Paycheck Protection Program Liquidity Facility	134,500	118	0.35%	—	—	—%
Other borrowings	38,289	273	2.83%	39,498	458	4.60%
Total other interest-bearing liabilities	201,376	550	—%	88,063	727	3.27%
Total interest-bearing liabilities	1,290,766	1,694	0.52%	1,140,569	3,542	1.23%
Noninterest-bearing liabilities:
Demand deposits	$328,334			$219,718
Other liabilities	7,896			3,987
Stockholders' equity	139,721			128,172
Total noninterest-bearing liabilities and stockholders' equity	475,951			351,877
Total liabilities and stockholders' equity	$1,766,717			$1,492,446
Interest rate spread			3.22%			3.40%
Net interest income		$13,941			$12,704
Net interest margin			3.34%			3.62%
1The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $66,000 and $46,000.
2Taxable-equivalent adjustments totaling $27,000 and $3,,000 three months period ended September 30, 2020 and 2019, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on federal tax rate of 21% with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

	Nine Months Ended September 30,
	2020			2019
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [3]	$1,071,908	$40,923	5.09%	$868,579	$36,566	5.61%
Investment securities, taxable	336,446	5,391	2.13%	381,200	7,040	2.46%
Investment securities, tax-exempt [4]	12,319	184	1.99%	1,939	48	3.28%
Deposits in banks and short term investments	132,496	384	0.39%	53,589	810	2.01%
Total interest-earning assets	1,553,169	46,882	4.02%	1,305,307	44,464	4.54%
Noninterest-earning assets	107,015			78,202
Total assets	$1,660,184			$1,383,509
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$762,906	$1,667	0.29%	$620,731	$3,234	0.69%
Other time	313,834	3,099	1.32%	362,651	4,335	1.59%
Total interest-bearing deposits	1,076,740	4,766	0.59%	983,382	7,569	1.03%
Federal Home Loan Bank advances	36,858	626	2.26%	43,868	775	2.35%
Paycheck Protection Program Liquidity Facility	78,081	205	0.35%	—	—	—%
Other borrowings	38,591	962	3.32%	32,515	1,127	4.62%
Total other interest-bearing liabilities	153,530	1,793	1.56%	76,383	1,902	3.32%
Total interest-bearing liabilities	1,230,270	6,559	0.71%	1,059,765	9,471	1.19%
Noninterest-bearing liabilities:
Demand deposits	287,038			$207,328
Other liabilities	6,136			3,712
Stockholders' equity	136,740			112,704
Total noninterest-bearing liabilities and stockholders' equity	429,914			323,744
Total liabilities and stockholders' equity	$1,660,184			$1,383,509
Interest rate spread			3.34%			3.28%
Net interest income		$40,323			$34,993
Net interest margin			3.51%			3.51%
3 The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $190,000 and $129,000.
4 Taxable-equivalent adjustments totaling $39,000 and $10,000 for nine months period ended September 30, 2020 and 2019, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on federal tax rate of 21% with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

Colony Bankcorp, Inc.
Segment Reporting
	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2020	2019	2020	2019
Banking Division
Net interest income	$12,920	$12,567	$38,306	$34,730
Provision for loan losses	1,106	214	5,262	524
Noninterest income	4,139	2,794	9,960	8,485
Noninterest expenses	13,242	11,638	36,712	32,799
Income taxes	785	723	1,472	1,955
Segment income	$1,926	$2,786	$4,820	$7,937

Total segment assets	$1,563,131	$1,467,324	$1,563,131	$1,467,324

Mortgage Banking Division
Net interest income	$188	$81	$305	$100
Provision for loan losses	—	—	—	—
Noninterest income	2,612	1,245	5,686	1,888
Noninterest expenses	2,410	1,191	5,302	2,037
Income taxes	82	(15)	137	(10)
Segment income (loss)	$308	$150	$552	$(39)

Total segment assets	$50,265	$10,209	$50,265	$10,209

Small Business Specialty Lending Division
Net interest income	$740	$—	$1,483	$—
Provision for loan losses	—	—	—	—
Noninterest income	803	—	1,183	—
Noninterest expenses	661	—	924	—
Income taxes	17	—	198	—
Segment income	$865	$—	$1,544	$—

Total segment assets	$146,050	$—	$146,050	$—

Total Consolidated
Net interest income	$13,848	$12,648	$40,094	$34,830
Provision for loan losses	1,106	214	5,262	524
Noninterest income	7,554	4,039	16,829	10,373
Noninterest expenses	16,313	12,829	42,938	34,836
Income taxes	884	708	1,807	1,945
Segment income	$3,099	$2,936	$6,916	$7,898

Total segment assets	$1,759,446	$1,477,533	$1,759,446	$1,477,533

Colony Bankcorp, Inc.
Consolidated Balance Sheets
	September 30, 2020	December 31, 2019
(dollars in thousands)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$14,226	$15,570
Interest-bearing deposits in banks and federal funds sold	134,613	88,522
Cash and cash equivalents	148,839	104,092
Investment securities available for sale, at fair value	363,601	347,332
Other investments, at cost	3,296	4,288
Loans held for sale	55,864	10,076
Loans, net of unearned income	1,101,606	968,814
Allowance for loan losses	(11,020)	(6,863)
Loans, net	1,090,586	961,951
Premises and equipment	31,961	32,482
Other real estate	1,875	1,320
Goodwill and other intangible assets	18,618	19,533
Bank owned life insurance	31,339	21,629
Other assets	13,467	12,610
Total assets	$1,759,446	$1,515,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$324,135	$232,635
Interest-bearing	1,092,266	1,061,107
Total deposits	1,416,401	1,293,742
Federal Home Loan Bank advances	22,500	47,000
Paycheck Protection Program Liquidity Facility	134,500	—
Other borrowed money	38,042	38,792
Accrued expenses and other liabilities	7,657	5,273
Total liabilities	1,619,100	1,384,807

Stockholders’ equity
Common stock, $1 par value; 20,000,000 shares authorized, 9,498,783 issued and outstanding, respectively	9,499	9,499
Paid in capital	43,207	43,667
Retained earnings	81,044	76,978
Accumulated other comprehensive income, net of tax	6,596	362
Total stockholders’ equity	140,346	130,506
Total liabilities and stockholders’ equity	$1,759,446	$1,515,313

Colony Bankcorp, Inc.
Consolidated Statements of Income (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(dollars in thousands, except per share data)
Interest income:
Loans, including fees	$13,743	13,654	$40,733	36,437
Investment securities, including tax exempt of $103, $10, $145, and $38, respectively	1,747	2,338	5,536	7,078
Deposits in banks and short term investments	52	206	384	810
Total interest income	15,542	16,198	46,653	44,325

Interest expense:
Deposits	1,144	2,815	4,766	7,569
Federal Home Loan Bank advances	159	269	626	775
Paycheck Protection Program Liquidity Facility	118	—	205	—
Other borrowings	273	458	962	1,127
Total interest expense	1,694	3,542	6,559	9,471
Net interest income	13,848	12,656	40,094	34,854
Provision for loan losses	1,106	214	5,262	524
Net interest income after provision for loan losses	12,742	12,442	34,832	34,330

Noninterest income:
Service charges on deposits	1,316	1,546	3,906	3,997
Mortgage fee income	2,616	1,255	5,706	1,942
Gain on sale of SBA loans	748	—	1,004	—
Gain on sale of securities	716	34	1,009	99
Interchange fees	1,342	1,001	3,624	2,755
BOLI Income	237	124	548	405
Insurance commissions and fees	254	66	679	96
Other	325	4	353	1,056
Total noninterest income	7,554	4,030	16,829	10,350

Noninterest expense:
Salaries and employee benefits	9,104	7,186	24,331	18,848
Occupancy and equipment	1,338	1,290	3,972	3,459
Acquisition related	207	649	714	2,610
Information technology expenses	1,440	1,196	4,135	3,158
Insurance expenses	483	241	1,596	450
Professional fees	481	558	1,343	1,369
Advertising and public relations	459	677	1,478	1,370
Communications	212	196	631	538
Writedown of building	582	—	582	—
FHLB prepayment penalty	925	—	925	—
Other	1,082	1,365	3,231	3,596
Total noninterest expense	16,313	13,358	42,938	35,398
Income before income taxes	3,983	3,114	8,723	9,282
Income taxes	884	597	1,807	1,827
Net income	$3,099	$2,517	$6,916	$7,455
Earnings per common share:
Basic	$0.33	$0.27	$0.73	$0.83
Diluted	0.33	0.27	0.73	0.83
Weighted average common shares outstanding:
Basic	9,498,783	9,494,771	9,498,783	9,008,196
Diluted	9,498,783	9,491,771	9,498,783	9,008,196

Colony Bankcorp, Inc.
Quarterly Comparison
	2020			2019
(dollars in thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Assets	$1,759,446	$1,777,568	$1,510,048	$1,515,313	$1,477,682
Loans, net	1,090,586	1,103,688	980,642	961,951	951,559
Deposits	1,416,401	1,421,758	1,293,076	1,293,742	1,251,273
Total equity	140,346	138,594	136,072	130,506	129,651
Net income	3,099	2,214	1,603	2,757	2,518
Earnings per basic share	0.33	0.23	0.17	0.29	0.27

Key Performance Ratios:
Return on average assets	0.70%	0.52%	0.42%	0.73%	0.67%
Return on average total equity	8.80%	6.47%	4.79%	8.47%	7.86%
Total equity to total assets	7.98%	7.80%	9.01%	8.61%	8.77%
Tangible equity to tangible assets	7.00%	6.82%	7.83%	7.42%	7.56%
Net interest margin	3.34%	3.41%	3.63%	3.72%	3.64%

Colony Bankcorp, Inc.
Quarterly Loan Comparison
	2020			2019
(dollars in thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Core	$868,833	$862,087	$840,652	$848,088	$826,309
PPP	133,756	133,158	—	—	—
Purchased	99,017	118,732	148,374	120,726	132,414
Total	$1,101,606	$1,113,977	$989,026	$968,814	$958,723